Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521

June 4, 2015

ECPM Holdings, LLC

11810 Wills Road

Alpharetta, Georgia 30009

Re: ECPM Holdings, LLC – Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to ECPM Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (No. 333-203883), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Prior to the sale of Shares (as defined below), the Company will be converted into a Delaware corporation and will be named EndoChoice Holdings, Inc. (“EndoChoice”). The Registration Statement relates to the sale (i) by EndoChoice of 7,052,500 shares (the “Primary Shares”) of Common Stock, par value $0.001 per share, of EndoChoice (“Common Stock”) and (ii) by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of 250,000 shares (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) of Common Stock.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

ECPM Holdings, LLC

June 4, 2015

Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for as contemplated in the Registration Statement, and if the foregoing actions are taken pursuant to the authority granted in resolutions adopted by the board of managers of the Company (or a duly organized committee thereof), will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the Limited Liability Company Act and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof.

Very truly yours,

/s/ King & Spalding LLP